Registration Statement No. 333-191953
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated May 25, 2016
(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Floating-Rate Notes due 2017

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated May 25, 2016 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company
Security:	Floating Rate Notes due 2017
Offering Format:	SEC Registered
Principal Amount:	$225,000,000
Maturity Date:	November 16, 2017
Initial Interest Rate:	To be determined on May 26, 2016 based on Three-month LIBOR plus the Floating Rate Spread
Price to Public:	100.000% of principal amount
Floating Rate Spread:	+5 bps
Reference Rate:	Three-month LIBOR
Interest Payment And Reset Dates:	Quarterly on February 16, May 16, August 16, and November 16, commencing on August 16, 2016
Make-Whole Call:	None
Interest Determination Date:	Second London Business Day preceding each Reset Date
Day Count Convention:	Actual / 360
Business Day Convention:	Modified Following, adjusted
Trade Date:	May 25, 2016
Settlement Date:	May 31, 2016 (T+3)
CUSIP / ISIN:	191216 BU3 / US191216BU34
Denominations:	$2,000 x $1,000

Ratings:	Aa3 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services A+ by Fitch Ratings
Underwriters:

Bookrunners:
Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Co-Managers:
Lebenthal & Co.
Standard Chartered Bank
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.